Exhibit 10.9

EXECUTION COPY

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT is made as of May 14, 2004, by and among, Bruckmann, Rosser, Sherrill & Co., L.L.C. (“BRS”), RV Acquisition Inc., a Delaware corporation (“Buyer”), LD Holdings, Inc., a Delaware corporation (“LDH”) and Lazy Days’ R.V. Center, Inc., a Florida corporation (the “Company”).

1.                                       Appointment.  Each of Buyer, LDH and the Company hereby engages BRS, and BRS hereby agrees pursuant to the terms and conditions set forth herein, to provide certain services to Buyer, LDH, the Company and their respective subsidiaries as described in Section 3 hereof.

2.                                       Term.  The term of the Agreement (the “Term”) shall commence on the date hereof and shall continue until the tenth anniversary of this Agreement.  Such term shall be renewed automatically for additional one-year terms thereafter unless BRS or the Company shall give notice in writing within 90 days before the expiration of the initial term or any one-year renewal thereof of its desire to terminate the Agreement.

3.                                       Duties of BRS.  BRS shall provide the Company and its subsidiaries with business and organizational strategy, financial and investment management, advisory, and merchant and investment banking services as the Company may reasonably request from time to time (collectively, the “Services”).  The Company shall use the Services of BRS and BRS shall make itself available for the performance of the Services upon reasonable notice.  The Services will be provided at such times and places as may reasonably be requested by the Company to meet its needs and requirements, taking into account other engagements that BRS may have.  Notwithstanding anything in the foregoing to the contrary, the following services are specifically excluded from the definition of “Services”:

(i)                                     Independent Accounting Services.  Accounting Services rendered to Buyer, LDH, the Company, their respective subsidiaries or BRS by an independent accounting firm or accountant (i.e., an accountant who is not an employee of BRS); and

(ii)                                  Legal Services.  Legal services rendered to Buyer, LDH, the Company, their respective subsidiaries, or BRS by an independent law firm or attorney (i.e., an attorney who is not an employee of BRS).

(iii)                               Independent Actuarial Services.  Actuarial services rendered to Buyer, LDH, the Company, their respective subsidiaries, or BRS by an independent actuarial firm or actuary (i.e., an actuary who is not an employee of BRS).

4.                                       Power of BRS.  So that they may properly perform their duties hereunder, BRS shall, subject to Section 7 hereof, have the authority and power to do all things necessary and proper to carry out the duties set forth in Section 3 hereof.

5.                                       Compensation.  As consideration payable to BRS or any of its respective affiliates for providing the Services to the Company, the Company shall make the following payments to BRS.

(i)                                     During the Term, the Company shall pay to BRS an annual management fee equal to the greater of (x) $500,000 or (y) one and three quarters percent (1.75%) of Adjusted EBITDA (as herein defined) (the “Management Fee”), plus the reasonable out-of-pocket fees and expenses of BRS or any of its respective affiliates (other than Buyer, LDH, the Company or any of their respective subsidiaries).  The Management Fee shall be payable semi-annually in advance by the Company in immediately available funds on each January 3rd and July 2nd and each such semi-annual payment shall be equal to the greater of (A) $250,000 (representing one-half of $500,000) and (B) one and three quarters percent (1.75%) of the budgeted Adjusted EBITDA, as determined by Buyer’s board of directors (the “Board”), for the six month period commencing on the immediately preceding January 1st if such Management Fee is to be paid on a January 3rd, or the immediately preceding July 1st if such Management Fee is to be paid on a July 2nd; provided that the first payment of the Management Fee shall be payable on the date hereof (such first payment shall be a pro-rated portion of the Management Fee for the period beginning on the date hereof and ending on January 2, 2005 and shall be equal to one and three quarters percent (1.75%) of the budgeted Adjusted EBITDA for such period, as determined by the Board; accordingly no payment of the Management Fee shall occur on July 2, 2004).  For purposes of this Agreement, “Adjusted EBITDA” means, for any period, (a) the net income of the Company and its subsidiaries, on a consolidated basis, for such period (before the payment of any dividends or other distributions and excluding the effect of any extraordinary gains or losses during such period), plus (b) the interest expense, operating lease expense related to construction and/or industrial equipment, federal, state, foreign and local income, franchise, capital gain, capital stock and other similar taxes, depreciation and amortization expense, the Management Fee of the Company and its subsidiaries and the non-compete payment to Donald W. Wallace (“Wallace”), on a consolidated basis, for such period, in each case, determined in accordance with United States generally accepted accounting principles consistently applied.  In the event that it shall be determined following the end of a fiscal year of the Company, that the amount (such amount, the “Actual Annual Management Fee”) equal to the greater of (xx) $500,000 (which amount shall be appropriately pro rated for that portion of such fiscal year during the Term if less than the full fiscal year) and (yy) one and three quarters percent (1.75%) of Adjusted EBITDA for such fiscal year (but only for that portion of such fiscal year during the Term), as determined by the Board by reference to the Company’s audited financial statements for such fiscal year, exceeds the amount of cash actually paid to BRS as Management Fees for such fiscal year, then the Company shall promptly pay an amount equal to such excess to BRS; and in the event that it shall be determined following the end of a fiscal year of the Company that the applicable Actual Annual Management Fee for such fiscal year is less than the amount of cash actually paid to BRS as Management Fees for such fiscal year, then an amount equal to such difference shall be offset against the next payment payable to BRS hereunder.  Notwithstanding the foregoing, the right of BRS to receive the Management Fee payments pursuant to this Section 5(i), the right of Wallace to receive payments pursuant to Section 5(iv) with respect to any payment of a Management Fee and the ability of the Company to make the Management Fee payments pursuant to this Section 5(i) shall be conditional and contingent upon compliance by the Company and BRS with any covenants concerning the payment of the Management Fee contained in any loan, indenture or other agreement (including without limitation upon an occurrence and continuation of an “Event of Default” as defined in the Second Amended and Restated Floor Plan Credit Agreement dated May 14, 2004, among the Company, Bank of America, N.A. and KeyBank National Association, as amended, modified, and restated from time to time (the “FPCA”), which prohibits the payment of a Management Fee at any time an “Event of Default” has occurred and is continuing under the FPCA and upon an occurrence and continuation of an “Event of Default” as defined in the Loan and Security Agreement dated May 14, 2004, between the Company and Wells Fargo Foothill, Inc., as amended, modified and restated from time to time (the “LSA”), which prohibits the payment of a Management Fee at any time an “Event of Default” has occurred and is continuing under the LSA).  Neither BRS nor Wallace will accept the payment of a Management Fee to be made by the Company in violation of any loan, indenture, or other agreement (including without limitation the FPCA and the LSA) and, if it or he, as applicable, receives payment in violation of any loan, indenture or other agreement (including without limitation the FPCA and the LSA), BRS or Wallace, as applicable, will immediately refund such payment to the Company.  Each of BRS and Wallace acknowledges that Wells Fargo Foothill, Inc. (and its successors in interest under the LSA), Bank of America, N.A., and KeyBank National Association (and their successors in interest under the FPCA) are relying on BRS’s and Wallace’s undertakings in this Section 5(i).  Any Management Fee payment to which BRS or Wallace has no right pursuant to the limitations of the preceding sentence and that are not permitted to be paid by the Company shall immediately become due and payable and shall be paid at the earlier of the following:  (A) the time, if any, that such unpaid Management Fee payments are permitted under the loan, indenture or other applicable agreement; (B) the time of any transaction, including in one or more series of related transactions, as a result of which any third party or group of third parties acquires (I) directly or indirectly, a majority of the voting securities of the Company (whether by merger, consolidation, sale or transfer of any or all of the Corporation’s outstanding capital stock), or (II) all or substantially all of the Company’s assets determined on a consolidated basis, LDH or Buyer (collectively, a “Sale Event”); (C) the time of any recapitalization of the Company, LDH or Buyer; and (D) the time (I) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company, LDH or Buyer in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company, LDH or Buyer or for any substantial part of any of their respective property or ordering the winding up or liquidation of any of their respective affairs; or (II) the Company, LDH or Buyer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company, LDH or Buyer or for any substantial part of any of their respective property or make any general assignment for the benefit of creditors.

(ii)                                  During the Term, BRS shall be entitled to receive from the Company a transaction fee in connection with the consummation by Buyer, LDH, the Company or any of their respective subsidiaries of (i) each material acquisition of an additional business, (ii) each material divestiture, including, without limitation, a Sale Event, and (iii) each material financing or refinancing, in each case, in an amount equal to one and one half percent (1.5%) of the aggregate value of such transaction (each such payment, a “Transaction Fee”) plus all reasonable out-of-pocket fees and expenses of BRS or any of its affiliates (other than Buyer, LDH, the Company or any of their respective subsidiaries) in connection with any such transaction.

(iii)                               On the date hereof, in consideration for BRS’ efforts in obtaining and negotiating the Company’s debt financing and related agreements, the Company shall (x) pay to BRS a closing fee equal to $3,500,000 (the “Closing Fee”), and (y) either pay directly or reimburse BRS for all of the reasonable out-of-pocket fees and expenses, including legal and accounting fees, incurred by BRS or any of its affiliates (other than Buyer, LDH, the Company or any of their respective subsidiaries) in connection with the negotiation and execution of the debt and equity financing and related agreements entered into by Buyer, LDH and/or the Company on or about the date hereof.

(iv)                              Notwithstanding the foregoing, with respect to any payment of (A) a Management Fee to BRS, or (B) the Closing Fee to BRS, eighty-nine and four tenths percent (89.4%) of such respective payment shall be made to BRS and ten and six tenths percent (10.6%) of such respective payment shall be made to Wallace.

6.                                       Indemnification.  In the event that BRS or any of its affiliates, principals, partners, directors, stockholders, employees, agents and representatives (collectively, the “Indemnified Parties”) becomes involved in any capacity in any action, proceeding or investigation in connection with any matter referred to in or contemplated by this Agreement, or in connection with its Services, the Company will indemnify and hold harmless the Indemnified Parties from and against any actual or threatened claims, lawsuits, actions or liabilities (including out-of-pocket expenses and the fees and expenses of counsel and other litigation costs and the cost of any preparation or investigation) of any kind or nature, arising as a result of or in connection with this Agreement and its Services, activities and decisions hereunder, and will periodically reimburse BRS for its expenses as described above, except that the Company will not be obligated to so indemnify any Indemnified Party if, and to the extent that, such claims, lawsuits, actions or liabilities against such Indemnified Party directly result from the gross negligence or willful misconduct of such Indemnified Party as admitted in any settlement by such Indemnified Party or held in any final, non-appealable judicial or administrative decision.  In connection with such indemnification, the Company will promptly remit or pay to BRS any amounts which BRS certifies to the Company in writing are payable to BRS or other Indemnified Parties hereunder.  The reimbursement and indemnity obligations of the Company under this Section 6 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Indemnified Party, as the case may be, of BRS and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, BRS, and any such Indemnified Party.  The foregoing provisions shall survive the termination of this Agreement.

7.                                       Independent Contractors.  Nothing herein shall be construed to create a joint venture or partnership between the parties hereto or an employee/employer relationship.  BRS shall be an independent contractor pursuant to this Agreement.  No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party hereto or to bind any other party hereto to any contract, agreement or undertaking with any third party.

8.                                       Liability.  BRS is not and never shall be liable to any creditor of Buyer, LDH or the Company, and Buyer, LDH and the Company agree to indemnify and hold each Indemnified Party harmless from and against any and all such claims of alleged creditors of the Company and against all costs, charges and expenses (including reasonable attorneys fees and expenses) incurred or sustained by any Indemnified Party in connection with any action, suit or proceeding to which it may be made a party by any alleged creditor of the Company.  Notwithstanding anything contained in this Agreement to the contrary, Buyer, LDH and the Company agree and acknowledge that BRS and its partners, principals, shareholders, directors, officers, employees and affiliates intend to engage and participate in acquisitions and business transactions outside of the scope of the relationship created by this Agreement and they shall not be under any obligation whatsoever to make such acquisitions, business transactions or other opportunities through Buyer, LDH, the Company or any of their respective subsidiaries or offer such acquisitions, business transactions or other opportunities to Buyer, LDH, the Company or any of their respective subsidiaries.  In addition, nothing herein shall in any way preclude BRS or its partners, principals, shareholders, directors, officers, employees and affiliates from engaging in any business activities or from performing services for its or their own account or for the account of others, including, without limitation, companies which may be in competition with the business conducted by the Company.

9.                                       Notices.  Any notice or other communications required or permitted to be given hereunder shall be in writing and delivered by hand or mailed by registered or certified mail, return receipt requested, or by telecopier to the party to whom it is to be given at its address set forth herein, or to such other address as the party shall have specified by notice similarly given and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run.

(i)                                     If to the Company :

Lazy Days’ R.V. Center, Inc.

6130 Lazy Days Boulevard

Seffner, Florida 33584

Attention: Charles Thibault

Tel: (813) 246-4333

Fax: (813) 246-5240

Email: clthibault@lazydays.com

(ii)                                  If to BRS:

c/o Bruckmann, Rosser, Sherrill & Co., Inc.

126 East 56th Street

New York, NY 10022

Attention:  Thomas J. Baldwin

Tel:  212-521-3700

Fax:  212 521-3799

E-mail:  Baldwin@brs.com

with a copy (which shall not constitute notice to BRS) to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10022-4675

Attention: Kim Taylor

Tel:  212-446-4800

Fax:  212-446-4900

Email:  ktaylor@kirkland.com

10.                                 Assignment.  No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided that notwithstanding the foregoing, BRS may assign its rights and obligations under this Agreement to any of its affiliates without the consent of Buyer, LDH or the Company.

11.                                 Successors.  This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties hereto.

12.                                 Headings; Counterparts.  The section headings contained herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  This Agreement may be executed and delivered by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute but one and the same agreement.

13.                                 Severability.  Any section, subsection, clause, sentence, provision, subparagraph or paragraph of this Agreement held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but the effect thereof shall be such section, subsection, clause, sentence, provision, subparagraph or paragraph so held to be invalid, illegal or ineffective.

14.                                 Entire Agreement; Modification; Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.  The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein.  No modifications of this Agreement nor waiver of the terms or conditions hereof shall be binding upon any party hereto unless approved in writing by an authorized representative of such party; provided that Section 5 of this Agreement shall not be modified in a manner that adversely and prejudicially affects Wallace, without the prior written consent of Wallace.  All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any Federal court sitting in the Southern District of New York over any suit, action or proceeding arising out of or relating to this agreement.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 9 or in the records of the Company.  EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

15.                                 No Third Party Beneficiaries.  Except as provided in Section 6 and Section 8 hereof, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.  Notwithstanding the foregoing, Wallace shall be a third-party beneficiary for purposes of Section 5 of this Agreement and each of Wells Fargo Foothill, Inc., as lender (and its successors in interest under the LSA), Bank of America, N.A., as agent and lender, and KeyBank National Association, as lender, (and their successors in interest under the FPCA) shall be a third-party beneficiary for purposes of Section 5(i) of this Agreement.

16.                                 Obligations of Buyer, LDH and the Company.  The obligations of the Company are jointly and severally guaranteed by Buyer and LDH.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have signed this Management Agreement as of the day and year first above written.

BRUCKMANN, ROSSER, SHERRILL & CO., L.L.C.

By:	/s/ Tom Baldwin
Name: Tom Baldwin
Title: Managing Director

RV ACQUISITION INC. a Delaware corporation

By:	/s/ John Horton
Name: John Horton
Title: Chief Operating Officer

LD HOLDINGS, INC. a Delaware corporation

By:	/s/ Charles L. Thibault
Name: Charles L. Thibault
Title: Chief Financial Officer

LAZY DAYS’ R.V. CENTER, INC. a Florida corporation

By:	/s/ Charles L. Thibault
Name: Charles L. Thibault
Title: Chief Financial Officer

ACKNOWLEDGED:

/s/ Donald W. Wallace
DONALD W. WALLACE

[Signature Page to Management Agreement]